UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. )

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☐ Preliminary Proxy Statement

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☐ Definitive Proxy Statement

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Paychex, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Paychex, Inc.’s Board of Directors Encourages Stockholders to Vote FOR the Company’s Advisory Vote to Approve Named Executive Officer Compensation

September 27, 2022

Dear Paychex Stockholder,

Thank you for your investment in Paychex, Inc. (“we”, “our”, or the “Company”). Earlier this month, we filed our Fiscal Year 2022 Proxy Statement (the “Proxy Statement”), which outlines the Company’s overall governance structure and executive compensation program and includes proposals for stockholders to vote on at our upcoming Annual Meeting of Stockholders to be held on October 13, 2022. Those proposals include, among others, Proposal 2, an advisory vote to approve named executive officers’ compensation (the “Say-on-Pay proposal”).

Glass, Lewis & Co., LLC (“Glass Lewis”) has recommended a vote FOR our Say-on-Pay proposal while Institutional Shareholder Services Inc. (“ISS”) has recommended a vote AGAINST. Both advisory firms report that pay and performance are aligned at this time. ISS’ analysis is primarily based on actions that occurred in July 2021, before the Company’s stockholder outreach efforts, which occurred between September 2021 and November 2021.

Prior to October 2021, the Company had overwhelming stockholder support related to our Say-on-Pay proposals where 50 percent of the awards granted were performance-based equity awards. In July 2022, in response to stockholder feedback, 50 percent of the total awards granted were performance-based equity awards. In addition, the Compensation Committee of the Board of Directors (“Compensation Committee”) confirmed that they do not intend to use upward discretion in the future. Our executive compensation remains lower than the median of our peer group while our performance is higher than the median. Since we have addressed stockholder concerns and both advisory firms agree that pay and performance are aligned, the Board of Directors strongly recommends a vote FOR our Say-on-Pay proposal, which is in line with the Glass Lewis recommendation.

We are providing additional information below regarding the timeline of events and actions taken by our Compensation Committee in response to stockholder feedback.

We appreciate your continued support.

THE BOARD OF DIRECTORS STRONGLY ENCOURAGES YOU TO VOTE “FOR” PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

Supplemental Executive Compensation Information

PAYCHEX®

HR | Payroll | Benefits | Insurance

1

Stockholder Support for Say-on-Pay Proposal

- The Company had overwhelmingly positive responses (> 95%) to Say-on-Pay proposals prior to October 2021.
- In October 2021, we received lower than normal stockholder support (68%) due to one-time compensation-related actions during the pandemic.
- The Company engaged stockholders for their feedback in September 2021 through November 2021, primarily related to executive compensation.
- In July 2022, the first grant cycle following stockholder feedback, the Company returned to prior grant practices (50% performance-based), and the Compensation Committee has confirmed that it does not intend to use discretion.

PAYCHEX
HR | Payroll | Benefits | Insurance
2

FY 22 Proxy Advisor Say-on-Pay Recommendations

Glass Lewis

Recommends FOR

- Agrees that pay and performance are aligned
- Determined Company's response to stockholder concerns was sufficient

ISS

Recommends AGAINST

- Agrees that pay and performance are aligned
- ISS viewed that the Company did not adequately address stockholder concerns

Additional Disclosures to Provide Clarification

ISS concerns relate to compensation decisions made in July 2021 (fiscal year 2022), which were made PRIOR to stockholder engagement. Following this engagement, the Company took all recommended compensation-related actions in July 2022.

PAYCHEX
HR | Payroll | Benefits | Insurance
3

Long-Term Equity Awards

In July 2021, the Compensation Committee granted 3-year performance-based equity awards (approximately 40%).

The Company received stockholder feedback in September 2021 – November 2021.

In July 2022, the next annual award cycle, the Compensation Committee returned to 50% performance-based equity awards, consistent with the pre-pandemic practices.

Since receipt of stockholder feedback, the Compensation Committee has not used discretion and confirmed that it does not intend to use discretion in the future.

PAYCHEX
HR | Payroll | Benefits | Insurance
4

Pay-For-Performance Comparison to Peers

Executive compensation remains below our peer group median while financial performance is well above.

We remain focused on creating value for stockholders as evidenced by strong annualized total shareholder returns.

Performance Against Current ISS Peers

Cumulative TSR	1 Year	3 Years	5 Years
Paychex, Inc.	6.79%	52.18%	121.36%
ISS Peer Median	-26.00%	-3.68%	36.98%
Rank Among ISS Peers	87.70%	96.00%	98.60%

CEO Pay Against Current ISS Peers

Total Compensation	FY22
Paychex, Inc.	$10,218,776
ISS Peer Median	$10,954,389
Rank Among ISS Peers	43.20%

PAYCHEX
HR | Payroll | Benefits | Insurance
5

Timeline

March 2020	Pandemic begins
July 2020	Compensation Committee does not grant performance awards due to unpredictable impacts of the pandemic
July 2021	Compensation Committee uses discretion to measure 2019 performance awards → Compensation Committee grants 3-year performance based equity awards (~40%)
September 2021	FY 2021 proxy & proxy supplement filed
October 2021	68% majority vote for FY 2021 Say On Pay
September - November 2021	**Stockholder outreach**
July 2022	**Compensation Committee grants 3-year performance-based equity awards (50% - in line with pre-pandemic structure)**

PAYCHEX
HR | Payroll | Benefits | Insurance
8

PAYCHEX®

HR | Payroll | Benefits | Insurance

The Power of Simplicity

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